                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN


                           SEAGULL ENERGY CORPORATION

                                       AND

                               OCEAN ENERGY, INC.







                          Dated as of November 24, 1998

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   THE MERGER

Section 1.1  The Merger.........................................................................1
Section 1.2  Effective Time of the Merger.......................................................1
Section 1.3  Tax Treatment......................................................................2
Section 1.4  Accounting Treatment...............................................................2

                                   ARTICLE II

                            THE SURVIVING CORPORATION

Section 2.1  Articles of Incorporation..........................................................2
Section 2.2  Bylaws.............................................................................2
Section 2.3  Directors and Officers.............................................................3

                                   ARTICLE III

                              CONVERSION OF SHARES

Section 3.1  Conversion of Capital Stock........................................................3
Section 3.2  Surrender and Payment..............................................................4
Section 3.3  Stock Options......................................................................6
Section 3.4  No Fractional Shares...............................................................7
Section 3.5  Closing............................................................................7

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF OEI

Section 4.1  Organization and Qualification.....................................................7
Section 4.2  Capitalization.....................................................................8
Section 4.3  Authority..........................................................................9
Section 4.4  Consents and Approvals; No Violation..............................................10
Section 4.5  OEI SEC Reports...................................................................11
Section 4.6  Financial Statements..............................................................11
Section 4.7  Absence of Undisclosed Liabilities................................................12
Section 4.8  Absence of Certain Changes........................................................12
Section 4.9  Taxes.............................................................................12
Section 4.10  Litigation.......................................................................13
Section 4.11  Employee Benefit Plans; ERISA....................................................13

Section 4.12  Environmental Liability..........................................................14
Section 4.13  Compliance with Applicable Laws..................................................16
Section 4.14  Insurance........................................................................16
Section 4.15  Labor Matters; Employees.........................................................17
Section 4.16  Reserve Reports..................................................................17
Section 4.17  Permits..........................................................................18
Section 4.18  Material Contracts...............................................................18
Section 4.19  Required Stockholder Vote or Consent.............................................19
Section 4.20  Proxy Statement/Prospectus; Registration Statement...............................19
Section 4.21  Intellectual Property............................................................20
Section 4.22  Hedging..........................................................................20
Section 4.23  Brokers..........................................................................20
Section 4.24  Tax-Free Reorganization..........................................................21
Section 4.25  Fairness Opinion.................................................................21
Section 4.26  Year 2000 Issues.................................................................21
Section 4.27  Takeover Laws....................................................................21

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF SEAGULL

Section 5.1  Organization and Qualification....................................................22
Section 5.2  Capitalization....................................................................23
Section 5.3  Authority.........................................................................23
Section 5.4  Consents and Approvals; No Violation..............................................24
Section 5.5  Seagull Financial Statements......................................................25
Section 5.6  Absence of Undisclosed Liabilities................................................25
Section 5.7  Absence of Certain Changes........................................................25
Section 5.8  Seagull SEC Reports...............................................................26
Section 5.9  Taxes.............................................................................26
Section 5.10  Litigation.......................................................................27
Section 5.11  Employee Benefit Plans; ERISA....................................................27
Section 5.12  Environmental Liability..........................................................28
Section 5.13  Compliance with Applicable Laws..................................................29
Section 5.14  Insurance........................................................................30
Section 5.15  Labor Matters....................................................................30
Section 5.16  Reserve Reports..................................................................31
Section 5.17  Material Contracts...............................................................31
Section 5.18  Permits..........................................................................32
Section 5.19  Required Stockholder Vote or Consent.............................................32
Section 5.20  Proxy Statement/Prospectus; Registration Statement...............................33
Section 5.21  Intellectual Property............................................................33
Section 5.22  Hedging..........................................................................33
Section 5.23  Brokers..........................................................................33

Section 5.24  Tax Matters......................................................................34
Section 5.25  Fairness Opinion.................................................................34
Section 5.26  Year 2000 Issues.................................................................34
Section 5.27  Regulation as a Utility..........................................................35
Section 5.28  Takeover Laws....................................................................35

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1  Conduct of Business by OEI Pending the Merger.....................................35
Section 6.2  Conduct of Business by Seagull Pending the Merger.................................37

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

Section 7.1  Access and Information............................................................40
Section 7.2  Acquisition Proposals.............................................................40
Section 7.3  Directors' and Officers' Indemnification and Insurance............................42
Section 7.4  Further Assurances................................................................42
Section 7.5  Expenses..........................................................................43
Section 7.6  Cooperation.......................................................................44
Section 7.7  Publicity.........................................................................44
Section 7.8  Additional Actions................................................................45
Section 7.9  Filings...........................................................................45
Section 7.10  Consents.........................................................................45
Section 7.11  Employee Matters; Benefit Plans..................................................45
Section 7.12  Board, Committees and Executive Officers.........................................46
Section 7.13  Stockholders Meetings............................................................48
Section 7.14  Preparation of the Proxy Statement/Prospectus
                and Registration Statement.....................................................49
Section 7.15  Stock Exchange Listing...........................................................50
Section 7.16  Notice of Certain Events.........................................................50
Section 7.17  Site Inspections.................................................................50
Section 7.18  Affiliate Agreements; Tax Treatment..............................................51
Section 7.19  Stockholder Litigation...........................................................51
Section 7.20  Indenture Matters................................................................51
Section 7.21  Credit Facility..................................................................51
Section 7.22  Seagull Rights Plan..............................................................51
Section 7.23  Registration Rights Agreements...................................................51
Section 7.24  Employment Agreements and Severance Agreements...................................52

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1  Conditions to the Obligation of Each Party........................................52
Section 8.2  Conditions to the Obligations of Seagull..........................................52
Section 8.3  Conditions to the Obligations of OEI..............................................53

                                   ARTICLE IX

                                    SURVIVAL

Section 9.1  Survival of Representations and Warranties........................................54
Section 9.2  Survival of Covenants and Agreements..............................................54

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

Section 10.1  Termination......................................................................54
Section 10.2  Effect of Termination............................................................56

                                   ARTICLE XI

                                  MISCELLANEOUS

Section 11.1  Notices..........................................................................56
Section 11.2  Separability.....................................................................57
Section 11.3  Assignment.......................................................................57
Section 11.4  Interpretation...................................................................57
Section 11.5  Counterparts.....................................................................57
Section 11.6  Entire Agreement.................................................................58
Section 11.7  Governing Law....................................................................58
Section 11.8  Attorneys' Fees..................................................................58
Section 11.9  No Third Party Beneficiaries.....................................................58
Section 11.10  Disclosure Schedules............................................................58
Section 11.11  Amendments and Supplements......................................................58
Section 11.12  Extensions, Waivers, Etc........................................................58

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") dated as of November 24, 1998, by and between Seagull Energy Corporation, a Texas corporation ("Seagull"), and Ocean Energy, Inc., a Delaware corporation ("OEI").

         WHEREAS, the respective Boards of Directors of Seagull and OEI deem it advisable and in the best interests of their respective stockholders that OEI merge with and into Seagull (the "Merger") upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Seagull has entered into voting agreements with each of John B. Brock, James C. Flores and the Flores Family Limited Partnership under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein and (ii) OEI has entered into voting agreements with each of The Prudential Insurance Company of America, Barry J. Galt and James T. Hackett under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (collectively, the "Voting Agreements"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof) OEI shall merge with and into Seagull and the separate corporate existence of OEI shall thereupon cease and Seagull shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Article 5.06 of the Texas Business Corporation Act (the "TBCA") and Section 259 of the of the Delaware General Corporation Law (the "DGCL"), including, without limitation, the Surviving Corporation's succession to and assumption of all rights and obligations of OEI.

         Section 1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the later of (i) the filing of properly executed Articles of Merger relating to the Merger with the Secretary of State of the State of Texas in accordance with the TBCA, and the issuance by the Secretary of State of the State of Texas of a certificate of merger with respect thereto, (ii) the filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or (iii) at such later time as the parties shall agree and set forth in such Articles of Merger and Certificate of Merger. The filing of the Articles of Merger and the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.5.

         Section 1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under section 368(a) of the Code.

         Section 1.4 Accounting Treatment. It is intended that the Merger shall be accounted for as a purchase transaction for financial accounting purposes.


                                   ARTICLE II

                            THE SURVIVING CORPORATION

         Section 2.1 Articles of Incorporation. The articles of incorporation of Seagull in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the TBCA, provided that, as of the Effective Time, such articles of incorporation shall be amended as follows:

                  (a) Article ONE of such articles of incorporation shall be amended to read in its entirety as follows:

                           "The name of the corporation is Ocean Energy, Inc."

                  (b) Article THREE of such articles of incorporation shall be amended to read in its entirety as follows:

                           The purpose for which the corporation is organized is
                  to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                  (c) The first paragraph of Article FOUR of such articles of incorporation shall be amended to read in its entirety as follows:

                           The total number of shares of stock that the
                  corporation shall have authority to issue is 450,000,000 shares, divided into 50,000,000 shares of Preferred Stock of the par value of $1.00 per share, and 400,000,000 shares of Common Stock of the par value of $.10 per share. Each share of Common Stock shall be entitled to one vote.

         Section 2.2 Bylaws. The bylaws of Seagull as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the articles of incorporation of the Surviving Corporation and the TBCA.

         Section 2.3 Directors and Officers. At and after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth in
Section 7.12, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.


                                   ARTICLE III

                              CONVERSION OF SHARES

         Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

                  (a) Each share of the common stock, par value $.01 per share, of OEI, including the associated preferred stock purchase rights (the "OEI Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share (the "Common Stock Exchange Ratio") of common stock, par value $0.10 per share, of Seagull, including the associated preferred share purchase rights (the "Seagull Common Stock"). All such OEI Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of OEI Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate, the Seagull Common Stock (the "Common Stock Merger Consideration") to which such holder is entitled pursuant to this Section 3.1(a), without interest. Until surrendered as contemplated by this Section 3.1, each Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Stock Merger Consideration as contemplated by this Section 3.1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Seagull Common Stock or OEI Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  (b) Each share of the Series A Convertible Preferred Stock, par value $.01 per share, of OEI (the "OEI Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be converted automatically into one share of preferred stock, par value $1.00 per share, of Seagull, having substantially equivalent rights, preferences and limitations as the OEI Preferred Stock but convertible into Seagull Common Stock instead of OEI Common Stock in the manner contemplated by the terms of the OEI Preferred Stock (the "Seagull Preferred Stock"). No certificates representing Seagull Preferred Stock shall be issued to holders of OEI Preferred Stock by virtue of consummation of the Merger unless requested by such holders. Instead, following the Merger, certificates that prior to the Effective Time represented shares of OEI Preferred Stock shall be deemed for all purposes to represent an equal number of shares of Seagull Preferred Stock. From and after the Effective Time, the stock transfer books of OEI shall be closed and no transfer of any such shares of OEI Preferred Stock shall thereafter be made, but when certificates that formerly represented shares of OEI Preferred Stock are duly presented to Seagull or its transfer agent for exchange or transfer, Seagull will cause to be issued in respect thereof certificates representing an equal number of shares of Seagull Preferred Stock.

                  (c) Each share of Seagull Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.

                  (d) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Common Stock Certificate with respect to the Common Stock Merger Consideration represented thereby until the holder of record of such Common Stock Certificate shall surrender such Common Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including, without limitation, escheat and abandoned property laws), following surrender of any such Common Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Common Stock Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Common Stock Merger Consideration, and
(ii) if the payment date for any dividend or distribution payable with respect to such Common Stock Merger Consideration has not occurred prior to the surrender of such Common Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Common Stock Certificate and a payment date subsequent to the surrender of such Common Stock Certificate.

                  (e) All Seagull Common Stock issued upon the surrender of Common Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock Certificates and the OEI Common Stock formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of OEI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

         Section 3.2  Surrender and Payment.

                  (a) Prior to the Effective Time, Seagull shall appoint an agent reasonably acceptable to OEI (the "Exchange Agent") for the purpose of exchanging Common Stock Certificates formerly representing OEI Common Stock. At or prior to the Effective Time, Seagull shall deposit with the Exchange Agent for the benefit of the holders of OEI Common Stock, for exchange in accordance with this Section 3.2 through the Exchange Agent, (i) as of the Effective Time, certificates representing the Common Stock Merger Consideration to be issued pursuant to Section 3.1(a) and (ii) from time to time as necessary, cash to be paid in lieu of fractional shares pursuant to Section 3.4 (such certificates for the Common Stock Merger Consideration and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Common Stock Merger Consideration and cash in exchange for surrendered Common Stock Certificates formerly representing OEI Common Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by
Section 3.2(f), the Exchange Fund shall not be used for any other purpose.

                  (b) Promptly after the Effective Time, but in any event not later than five business days thereafter, Seagull will send, or will cause the Exchange Agent to send, to each holder of a Common Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding OEI Common Stock a letter of transmittal and instructions for use in effecting the exchange of such Common Stock Certificates for certificates representing the Common Stock Merger Consideration and, if applicable, cash in lieu of fractional shares. Provision also shall be made for holders of Common Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Common Stock Certificates in exchange for the Common Stock Merger Consideration and, if applicable, cash.

                  (c) After the Effective Time, Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Seagull Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Sections 3.1 and 3.4 after giving effect to any required tax withholding, and the Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Common Stock Certificates. Until so surrendered, each such Common Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive, upon such surrender, Seagull Common Stock and, if applicable, cash as contemplated by this Article III.

                  (d) If any shares of Seagull Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Common Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Common Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

                  (e) After the Effective Time, the stock transfer books of OEI shall be closed and there shall be no further registration of transfers of OEI Common Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article III.

                  (f) Any Common Stock Merger Consideration and any cash in the Exchange Fund that remain unclaimed by the holders of OEI Common Stock one year after the Effective Time shall be returned to Seagull, upon demand, and any such holder who has not exchanged such holder's Common Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Seagull, as general creditors thereof, to exchange such Common Stock Certificates or to pay amounts to which they are entitled pursuant to
Section 3.1. If outstanding Common Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Common Stock Merger Consideration issuable in respect of such Common Stock Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Common Stock Merger Consideration issuable in respect of such Common Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Common Stock Merger Consideration evidenced by such Common Stock Certificates as provided herein shall, to the extent permitted by applicable law, become the property of Seagull, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Seagull, OEI or the Surviving Corporation shall be liable to any holder of Common Stock Certificates for any amount paid, or Common Stock Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) If any Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Seagull may direct as indemnity against any claim that may be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Stock Certificate the Common Stock Merger Consideration and, if applicable, cash and unpaid dividends and other distributions on any Common Stock Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         Section 3.3  Stock Options.

                  (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding employee or director stock option of OEI outstanding at the Effective Time (the "OEI Stock Options") shall be assumed by Seagull and become an option to purchase that number of shares of Seagull Common Stock obtained by multiplying the number of shares of OEI Common Stock issuable upon the exercise of such option by the Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase OEI Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code.

                  (b) At the Effective Time, automatically and without any action by any person, each outstanding OEI Stock Option and each outstanding employee or director stock option of Seagull outstanding at the Effective Time shall become immediately exercisable and each share of restricted stock of OEI and Seagull shall become nonforfeitable.

                  (c) Seagull shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Seagull Common Stock for delivery upon exercise of OEI Stock Options assumed by Seagull pursuant to
Section 3.3(a) above.

                  (d) As promptly as practicable after the Effective Time, Seagull shall file a Registration Statement on Form S-8, as the case may be (or any successor or other appropriate forms) with respect to the shares of Seagull Common Stock subject to OEI Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (e) Each of the OEI stock option plans providing for the issuance or grant of options in respect to the stock of OEI shall be assumed as of the Effective Time by Seagull with such amendments thereto as may be required to reflect the Merger, including, without limitation, the substitution of Seagull Common Stock for OEI Common Stock thereunder.

         Section 3.4 No Fractional Shares. No fractional shares of Seagull Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Seagull. All holders of fractional shares of Seagull Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Seagull Common Stock to which such holder would otherwise have been entitled by the closing sales price of Seagull Common Stock as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal on the trading day prior to the Effective Time.

         Section 3.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location mutually acceptable to OEI and Seagull, at 10:00 a.m., local time, on the day (the "Closing Date") on which all of the conditions set forth in Article VIII hereof are satisfied or waived (but not earlier than February 20, 1999), or at such other date and time as Seagull and OEI shall otherwise agree.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF OEI

                  OEI represents and warrants to Seagull as follows:

         Section 4.1  Organization and Qualification.

                  (a) OEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Seagull contemporaneously with the execution hereof (the "OEI Disclosure Schedule"), which include each jurisdiction in which the character of OEI's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in an OEI Material Adverse Effect (as defined below). OEI has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. OEI has made available to Seagull a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and OEI's certificate of incorporation and bylaws as so delivered are in full force and effect. OEI is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

                  (b) Section 4.1(b) of the OEI Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of OEI and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of OEI's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1(b) of the OEI Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in an OEI Material Adverse Effect. Each of OEI's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. OEI has made available to Seagull a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of OEI's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of OEI is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than OEI's Subsidiaries, OEI does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

                  (c) For purposes of this Agreement, (i) a "OEI Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of OEI and its Subsidiaries taken as a whole; provided, that such term shall not include effects that are not applicable primarily to OEI resulting from market conditions generally in the oil and gas industry; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

         Section 4.2  Capitalization.

                  (a) The authorized capital stock of OEI consists of 250,000,000 shares of OEI Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of which 50,000 shares have been designated and issued as the OEI Preferred Stock and of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock. As of the date of this
Agreement, (i) 101,767,418 shares of OEI Common Stock were issued and outstanding, (ii) 50,000 shares of OEI Preferred Stock were issued and outstanding, and (iii) stock options to acquire 12,791,083 shares of OEI Common Stock were outstanding under all stock option plans and agreements of OEI or its Subsidiaries. All of the outstanding shares of OEI Common Stock and OEI Preferred Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, in the Rights Agreement dated as of December 22, 1997 between OEI and Harris Trust and Savings Bank, as amended (the "OEI Rights Plan"), and pursuant to the OEI Preferred Stock, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating OEI to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for any amendments filed with the OEI SEC Reports (as defined below), the OEI Rights Plan has not been amended except to provide that the OEI Rights Plan is inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby and any other agreement executed and delivered in connection herewith. No "Distribution Date" has occurred within the meaning of the OEI Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date. OEI has taken all action required to render the OEI Rights Plan (and the "Rights" thereunder) inapplicable to this Agreement and the transactions contemplated hereby, including any other agreement executed and delivered in connection herewith, including, without limitation, the Voting Agreements (the "Ancillary Agreements").

                  (b) Except as set forth on Section 4.2(b) of the OEI Disclosure Schedule, OEI is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each OEI Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any OEI Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any OEI Subsidiary, and there are no contracts, commitments, understandings or arrangements by which OEI or any OEI Subsidiary is or may be bound to issue additional shares of capital stock of any OEI Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth on Section 4.2(b) of the OEI Disclosure Schedule, all of such shares so owned by OEI are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens").

         Section 4.3 Authority. OEI has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which OEI is or will be a party and, subject to obtaining the OEI Stockholders' Approval as contemplated by Section 7.13, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which OEI is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by OEI's Board of Directors (with at least two-thirds of the members of the Board of Directors of OEI voting in favor thereof), and no other corporate proceedings on the part of OEI are necessary to authorize this Agreement and the Ancillary Agreements to which OEI is or will be a party or to consummate the transactions contemplated hereby or thereby, other than OEI Stockholders' Approval as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which OEI is or will be a party are, or upon execution will be, duly and validly executed and delivered by OEI and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of OEI enforceable against OEI in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception").

         Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by OEI of its obligations hereunder will not:

                  (a) subject to the obtaining of any requisite approvals of OEI's stockholders as contemplated by Section 7.13 hereof, conflict with any provision of OEI's certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

                  (b) subject to the obtaining of any requisite approvals of OEI's stockholders as contemplated by Section 7.13 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any governmental or regulatory authority or agency (a "Governmental Authority"), except for applicable requirements of the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, laws, rules or regulations administered by the Alaska Public Utilities Commission ("APUC"), except as set forth in Section 4.4(b) of the OEI Disclosure Schedule and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post-Closing Consents") or (ii) except as set forth in Section 4.4(b) of the OEI Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in an OEI Material Adverse Effect, (ii) materially impair the ability of OEI or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                  (c) except as set forth in Section 4.4(c) of the OEI Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which OEI or any of its Subsidiaries is a party or by which OEI or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in an OEI Material Adverse Effect, (ii) materially impair the ability of OEI or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                  (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to OEI or any Subsidiary of OEI;

                  (e) result in the creation of any Lien upon any shares of capital stock or material properties or assets of OEI or any of its Subsidiaries under any agreement or instrument to which OEI or any of its Subsidiaries is a party or by which OEI or any of its Subsidiaries or any of their properties or assets is bound; or

                  (f) except as set forth in Section 4.4(f) of the OEI Disclosure Schedule, result in any holder of any securities of OEI being entitled to appraisal, dissenters' or similar rights.

         Section 4.5 OEI SEC Reports. OEI has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Seagull true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since December 31, 1994 under the Securities Act or the Exchange Act (collectively, the "OEI SEC Reports"). As of the respective dates such OEI SEC Reports were filed or, if any such OEI SEC Reports were amended, as of the date such amendment was filed, each of the OEI SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of OEI (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1995, 1996 and 1997, in its Current Report on Form 8-K filed with the SEC on March 27, 1998 and its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1998 (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of OEI and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis

(except as may be indicated in the notes thereto), the consolidated financial position of OEI and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of OEI and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         Section 4.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the OEI SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1997, neither OEI nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have an OEI Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of OEI and its Subsidiaries or the notes thereto which is not so reflected.

         Section 4.8 Absence of Certain Changes. Except as disclosed in the OEI SEC Reports, as set forth in Section 4.8 of the OEI Disclosure Schedule or as contemplated by this Agreement, since December 31, 1997 (a) OEI and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have an OEI Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of OEI, or any repurchase, redemption or other acquisition by OEI or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, OEI or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of OEI or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by OEI or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of OEI.

         Section 4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the OEI Disclosure Schedule and for matters that would have no adverse effect on
OEI:

                  (a) OEI and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                  (b) OEI and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

                  (c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, OEI or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of OEI or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against OEI or any of its Subsidiaries. There are no liens for Taxes upon the assets of OEI or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

                  (d) Neither OEI nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                  (e) Prior to the date hereof, OEI and its Subsidiaries have disclosed, and provided or made available true and complete copies to Seagull of, all material Tax sharing, Tax indemnity, or similar agreements to which OEI or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

                  (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

         Section 4.10 Litigation. Except as disclosed in the OEI SEC Reports or
Section 4.10 of the OEI Disclosure Schedule and for matters that would not have an OEI Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to OEI's knowledge, threatened against or directly affecting OEI, any Subsidiaries of OEI or any of the directors or officers of OEI or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have an OEI Material Adverse Effect, if adversely determined. Neither OEI nor any of its Subsidiaries, nor any officer, director or employee of OEI or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of OEI or such Subsidiary nor, to the knowledge of OEI, is OEI, any Subsidiary or any officer, director or employee of OEI or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the OEI SEC Reports or Section 4.10 of the OEI Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring OEI or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this
Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

         Section 4.11  Employee Benefit Plans; ERISA.

                  (a) Section 4.11(a) of the OEI Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by OEI or any trade or business, whether or not incorporated, which together with OEI would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (an "OEI ERISA Affiliate") within six years prior to the Effective Time ("OEI Benefit Plans").

                  (b) With respect to each OEI Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of OEI, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in an OEI Material Adverse Effect;
(iii) neither OEI nor any OEI ERISA Affiliate has engaged in, and OEI and each OEI ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject OEI or any OEI ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in an OEI Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of OEI or any OEI ERISA Affiliate, threatened; (v) neither OEI nor any OEI ERISA Affiliate has engaged in, and OEI and each OEI ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under
Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in an OEI Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of
Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412);
(viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any OEI Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of OEI or an OEI ERISA Affiliate.

                  (c) No OEI Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to OEI or an OEI ERISA Affiliate in connection with which OEI could be subject to any liability, lien or encumbrance with respect to any OEI Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by an OEI ERISA Affiliate under ERISA or the Code.

                  (d) Except as set forth in Section 4.11(d) of the OEI Disclosure Schedule, no employees of OEI or any of its Subsidiaries are covered by any severance plan or similar arrangement.

         Section 4.12  Environmental Liability.  Except as set forth in Section
4.12 of the OEI Disclosure Schedule:

                  (a) The businesses of OEI and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, "Environmental Laws").

                  (b) Neither OEI nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to OEI's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by OEI or any of its Subsidiaries except in material compliance with all Environmental Laws.

                  (c) Neither OEI nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of OEI, any other communication alleging or concerning any material violation by OEI or any of its Subsidiaries of, or responsibility or liability of OEI or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of OEI, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of OEI or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have an OEI Material Adverse Effect, nor does OEI have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

                  (d) OEI and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of OEI and its Subsidiaries; there are no pending or, to the knowledge of OEI, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and OEI does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

                  (e) Without in any way limiting the generality of the foregoing, (i) to the knowledge of OEI, all off-site locations where OEI or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances are licensed disposal sites as required by law, (ii) to OEI's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by OEI or any of its Subsidiaries are identified in Section 4.12 of the OEI Disclosure Schedule and (iii) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property owned, leased or operated by OEI or any of its Subsidiaries except in compliance with Environmental Laws.

                  (f) There has been no discharge, release or disposal at any of the properties owned or operated by OEI, its Subsidiaries, or a predecessor in interest, or to the knowledge of OEI, at any disposal or treatment facility which received Hazardous Substances generated by OEI, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have an OEI Material Adverse Effect.

                  (g) To OEI's knowledge, no pending claims have been asserted or threatened to be asserted against OEI or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by OEI or its Subsidiaries at property owned or operated by OEI or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have an OEI Material Adverse Effect.

         Section 4.13 Compliance with Applicable Laws. OEI and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither OEI nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in an OEI Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this
Section 4.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

         Section 4.14 Insurance. Section 4.14 of the OEI Disclosure Schedule lists each of the insurance policies relating to OEI or its Subsidiaries which are currently in effect. OEI has made available to Seagull a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of OEI, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and OEI does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in an OEI Material Adverse Effect. Section 4.14 of the OEI Disclosure Schedule describes any self-insurance arrangements affecting OEI or its Subsidiaries. The insurance policies listed in Section 4.14 of the OEI Disclosure Schedule include all policies which are required in connection with the operation of the businesses of OEI and its Subsidiaries as currently conducted by applicable laws and all agreements relating to OEI and its Subsidiaries. All premiums and other payments relating to the officer's and director's liability insurance policy of United Meridian Corporation as currently in effect (the "UMC D&O Policy") have been paid for coverage through March 27, 2003.

         Section 4.15  Labor Matters; Employees.

                  (a) Except as set forth in Section 4.15 of the OEI Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of OEI, threatened against or affecting OEI or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of OEI or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of OEI or any of its Subsidiaries, (iii) none of the employees of OEI or any of its Subsidiaries are represented by any labor organization and none of OEI or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of OEI or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) OEI and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of OEI or any of its Subsidiaries pending or, to the knowledge of OEI, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to OEI or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to OEI or any of its Subsidiaries, and
(viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

                  (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of OEI or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of OEI or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of OEI or any of its Subsidiaries, nor has OEI or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have an OEI Material Adverse Effect.

         Section 4.16  Reserve Reports.

                  (a) All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which OEI or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by OEI or its Subsidiaries) supplied to each of Netherland, Sewell & Associates, Inc., Ryder Scott Company Petroleum Engineers and McDaniel & Associates Consultants, Ltd. by or on behalf of OEI and its Subsidiaries that was material to each such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of OEI and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of OEI and its Subsidiaries as of December 31, 1997 and prepared by such engineering firms (collectively, the "OEI Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the OEI Reserve Report) true and correct in all material respects and OEI has no knowledge of any material errors in such information that existed at the time of such issuance. For purposes of this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the OEI Reserve Report that would have an OEI Material Adverse Effect.

                  (b) Set forth in Section 4.16(b) of the OEI Disclosure
Schedule is a list of all material Oil and Gas Interests that were included in the OEI Reserve Report that have been disposed of prior to the date of this Agreement.

         Section 4.17 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, OEI and its Subsidiaries hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have an OEI Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 4.12.

         Section 4.18  Material Contracts.

                  (a) Set forth in Section 4.18(a) of the OEI Disclosure
Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which OEI or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by OEI (collectively, the "OEI Material Contracts").

                  (b) Except as set forth in Section 4.18(a) or 4.18(b) of the OEI Disclosure Schedule, the Oil and Gas Interests of OEI and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $500,000. With respect to the Oil and Gas Interests of OEI and its Subsidiaries, (A) all OEI Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms;
(B) OEI is not in material breach or default with respect to, and to the knowledge of OEI, no other party to any OEI Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any OEI Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no OEI Material Contract contains any provision that prevents OEI or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of OEI and its Subsidiaries in accordance with historical practices.

                  (c) As of the date of this Agreement, except as set forth in
Section 4.18(c) of the OEI Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1998, (i) there are no material outstanding calls for payments that are due or that OEI or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which OEI or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

                  (d) Except as set forth in Section 4.18(d) of the OEI Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of OEI and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of OEI and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

         Section 4.19 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of OEI's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of the OEI Common Stock and the OEI Preferred Stock, voting together as a single class, with each share of OEI Common Stock being entitled to one vote per share and each share of OEI Preferred Stock being entitled to a number of votes per share equal to the number of shares of OEI Common Stock into which such share of OEI Preferred Stock is then convertible (the "OEI Stockholders' Approval").

         Section 4.20 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by OEI for inclusion in (a) the joint proxy statement relating to the OEI Special Meeting and the Seagull Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Seagull Common Stock into which shares of OEI Common Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by OEI and Seagull with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Seagull with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of OEI, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 4.21 Intellectual Property. OEI or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business of OEI and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have an OEI Material Adverse Effect. No person has notified either OEI or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of OEI and its Subsidiaries that could have an OEI Material Adverse Effect, and, to OEI's knowledge, no person is infringing on any right of OEI or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to OEI's knowledge, threatened that OEI or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

         Section 4.22 Hedging. Section 4.22 of the OEI Disclosure Schedule sets forth for the periods shown obligations of OEI and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of OEI or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.22 of the OEI Disclosure Schedule, as of the date of this Agreement, neither OEI nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

         Section 4.23 Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc. and J. P. Morgan & Co., the fees and expenses of which will be paid by OEI) is entitled to any brokerage, finder's fee or other fee or commission payable by OEI or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of OEI or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Lehman Brothers Inc. and J. P. Morgan & Co. (the "OEI Engagement Letters") have been provided to Seagull.

         Section 4.24 Tax-Free Reorganization. Neither OEI nor, to the knowledge of OEI, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Without limiting the generality of the foregoing:

                  (a) Prior to and in connection with the Merger, (i) none of the OEI Common Stock or OEI Preferred Stock will be redeemed, (ii) no extraordinary distribution will be made with respect to OEI Common Stock or OEI Preferred Stock, and (iii) none of the OEI Common Stock or OEI Preferred Stock will be acquired by any person related (as defined in Treas. Reg. ss. 1.368-1(e)(3) without regard to ss. 1.368-1(e)(3)(i)(A)) to OEI.

                  (b) No assets of OEI have been sold, transferred or otherwise disposed of which would prevent Seagull from continuing the historic business of OEI or from using a significant portion of OEI's historic business assets in a business following the Merger, and OEI intends to continue its historic business or use a significant portion of its historic business assets in a business.

                  (c) OEI and the stockholders of OEI will each pay their respective expenses, if any, incurred in connection with the Merger.

                  (d) There is no intercorporate indebtedness existing between OEI and Seagull that was issued, acquired, or will be settled at a discount.

                  (e) OEI is not an investment company as defined in section 368(a(2)(F)(iii) and (iv) of the Code.

                  (f) OEI is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

                  (g) The liabilities of OEI were incurred by OEI in the ordinary course of its business.

         Section 4.25 Fairness Opinion. The Board of Directors of OEI has received written opinions from Lehman Brothers Inc. and J. P. Morgan & Co. to the effect that, as of the date of such opinions, the Common Stock Exchange Ratio is fair from a financial point of view to the holders of OEI Common Stock. True and complete copies of such opinions have been given to Seagull.

         Section 4.26 Year 2000 Issues. The disclosures set forth in the OEI SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true and correct in all material respects.

         Section 4.27 Takeover Laws. OEI and the Board of Directors of OEI have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state, including, without limitation, the State of Delaware, and including, without limitation,
Section 203 of the DGCL.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF SEAGULL

         Seagull represents and warrants to OEI as follows:

         Section 5.1  Organization and Qualification.

                  (a) Seagull is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered to OEI contemporaneously with the execution hereof (the "Seagull Disclosure Schedule"), which include each jurisdiction in which the character of Seagull's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Seagull Material Adverse Effect (as defined below). Seagull has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Seagull has made available to OEI a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Seagull's articles of incorporation and bylaws as so delivered are in full force and effect. Seagull is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

                  (b) Section 5.1(b) of the Seagull Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Seagull and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Seagull's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(b) of the Seagull Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Seagull Material Adverse Effect. Each of Seagull's Subsidiaries has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Seagull has made available to OEI a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Seagull's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar charter documents) as so delivered are in full force and effect. No Subsidiary of Seagull is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Seagull's Subsidiaries, Seagull does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

                  (c) For purposes of this Agreement, a "Seagull Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Seagull and its Subsidiaries, taken as a whole; provided, that such term shall not include effects that are not applicable primarily to Seagull resulting from market conditions generally in the oil and gas industry.

         Section 5.2  Capitalization.

                  (a) The authorized capital stock of Seagull consists of 100,000,000 shares of Seagull Common Stock, and 5,000,000 shares of preferred stock of Seagull, par value $1.00 per share, of which 500,000 shares have been designated as Series B Junior Participating Preferred Stock. As of the date of this Agreement, Seagull has (i) 63,448,037 shares of Seagull Common Stock issued and outstanding, (ii) no shares of preferred stock outstanding and (iii) outstanding stock options to acquire 5,575,118 shares of Seagull Common Stock under all stock option plans and agreements of Seagull. All such shares have been validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement and other than the Preferred Stock Purchase Rights set forth in the Amended and Restated Rights Agreement dated as of December 12, 1997, by and between Seagull and BankBoston, N.A., as Rights Agent (as amended, the "Seagull Rights Plan"), there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Seagull to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except for any amendments filed with the Seagull SEC Reports (as defined below), the Seagull Rights Plan has not been amended, and no amendment thereof is proposed. No "Distribution Date" has occurred within the meaning of the Seagull Rights Plan, and the consummation of the transactions contemplated hereby will not result in the occurrence of a Distribution Date. Seagull has taken all action required to render the Seagull Rights Plan (and the "Rights" thereunder) inapplicable to this Agreement and the transactions contemplated hereby, including any Ancillary Agreements.

                  (b) Except as set forth in Section 5.1(b) of the Seagull Disclosure Schedule, Seagull is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Seagull Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Seagull Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Seagull Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Seagull or any Seagull Subsidiary is or may be bound to issue additional shares of capital stock of any Seagull Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Seagull are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

         Section 5.3 Authority. Seagull has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Seagull Stockholders' Approval as contemplated by Section 7.13, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seagull (with at least two-thirds of the members of the Board of Directors of Seagull voting in favor thereof), and no other corporate proceedings on the part of Seagull are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby, other than obtaining the Seagull Stockholders' Approval as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which Seagull is or will be a party are, or upon execution will be, duly and validly executed and delivered by Seagull and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of Seagull enforceable against Seagull in accordance with their respective terms, except for the Enforceability Exception.

         Section 5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Seagull of its obligations hereunder will not:

                  (a) subject to the obtaining the Seagull Stockholders' Approval as contemplated by Section 7.13 hereof, conflict with any provision of the articles of incorporation or bylaws of Seagull or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

                  (b) subject to obtaining the Seagull Stockholders' Approval as contemplated by Section 7.13 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, laws, rules or regulations administered by the APUC and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Seagull Disclosure Schedule, any third party other than a Governmental Authority, other than such nonGovernmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Seagull Material Adverse Effect, (ii) materially impair the ability of Seagull or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                  (c) except as set forth in Section 5.4(c) of the Seagull Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Seagull or any of its Subsidiaries is a party or by which Seagull or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Seagull Material Adverse Effect, (ii) materially impair the ability of Seagull or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

                  (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Seagull or any Subsidiary of Seagull;

                  (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Seagull or its Subsidiaries under any agreement or instrument to which Seagull or any of its Subsidiaries is a party or by which Seagull or any of its Subsidiaries or any of their properties or assets is bound; or

                  (f) result in any holder of any securities of Seagull being entitled to appraisal, dissenters' or similar rights.

         Section 5.5 Seagull Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Seagull (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1995, 1996 and 1997 and its Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1998 (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of Seagull and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Seagull and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Seagull and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         Section 5.6 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Seagull SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1997, neither Seagull nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Seagull Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Seagull and its Subsidiaries or the notes thereto which is not so reflected.

         Section 5.7 Absence of Certain Changes. Except as contemplated by this Agreement, as set forth in Section 5.7 of the Seagull Disclosure Schedule or disclosed in the Seagull SEC Reports, since December 31, 1997 (a) Seagull and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Seagull Material Adverse Effect,
(c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seagull or any repurchase, redemption or other acquisition by Seagull or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seagull or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Seagull, and (e) there has not been any change in any method of accounting or accounting practice by Seagull, except for any such change required by reason of a concurrent change in GAAP or to conform a such accounting policies and practices to those of Seagull.

         Section 5.8 Seagull SEC Reports. Seagull has filed with the SEC, and has heretofore made available to OEI true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1994 under the Securities Act or the Exchange Act (collectively, the "Seagull SEC Reports"). As of the respective dates such Seagull SEC Reports were filed or, if any such Seagull SEC Reports were amended, as of the date such amendment was filed, each of the Seagull SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Seagull Disclosure Schedule and for matters that would have no adverse effect on
Seagull:

                  (a) Seagull and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                  (b) Seagull and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                  (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Seagull or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Seagull or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Seagull or any of its Subsidiaries. There are no liens for Taxes upon the assets of Seagull or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

                  (d) Neither Seagull nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                  (e) Prior to the date hereof, Seagull and its Subsidiaries have disclosed, and provided or made available true and complete copies to OEI of, all material Tax sharing, Tax indemnity, or similar agreements to which Seagull or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

         Section 5.10 Litigation. Except as disclosed in the Seagull SEC Reports or Section 5.10 of the Seagull Disclosure Schedule and for matters that would not have a Seagull Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Seagull's knowledge, threatened against or directly affecting Seagull, any Subsidiaries of Seagull or any of the directors or officers of Seagull or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Seagull Material Adverse Effect, if adversely determined. Neither Seagull nor any of its Subsidiaries, nor any officer, director or employee of Seagull or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Seagull or such Subsidiary, nor, to the knowledge of Seagull, is Seagull, any Subsidiary or any officer, director or employee of Seagull or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Seagull SEC Reports or
Section 5.10 of the Seagull Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Seagull or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

         Section 5.11 Employee Benefit Plans; ERISA.

                  (a) Section 5.11(a) of the Seagull Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of ERISA), sponsored, maintained or contributed to by Seagull or any trade or business, whether or not incorporated, which together with Seagull would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Seagull ERISA Affiliate") within six years prior to the Effective Time ("Seagull Benefit Plans").

                  (b) With respect to each Seagull Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Seagull, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Seagull Material Adverse Effect; (iii) neither Seagull nor any Seagull ERISA Affiliate has engaged in, and Seagull and each Seagull ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction or acted or failed to act in any manner that would subject Seagull or any Seagull ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Seagull Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of Seagull or any Seagull ERISA Affiliate, threatened; (v) neither Seagull nor any Seagull ERISA Affiliate has engaged in, and Seagull and each Seagull ERISA Affiliate do not have any knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or
(b) of ERISA or Section 4975 of the Code for which no exemption exists under
Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Seagull Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of
Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Seagull Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Seagull or a Seagull ERISA Affiliate.

                  (c) No Seagull Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Seagull or a Seagull ERISA Affiliate in connection with which Seagull could be subject to any liability, lien or encumbrance with respect to any Seagull Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Seagull ERISA Affiliate under ERISA or the Code.

                  (d) Except as set forth in Section 5.11(d) of the Seagull Disclosure Schedule, no employees of Seagull or any of its Subsidiaries are covered by any severance plan or similar arrangement.

         Section 5.12  Environmental Liability. Except as set forth in Section
5.12 of the Seagull Disclosure Schedule:

                  (a) The businesses of Seagull and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

                  (b) Neither Seagull nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except in material compliance with all Environmental Laws, and, to Seagull's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Seagull or any of its Subsidiaries except in material compliance with all Environmental Laws.

                  (c) Neither Seagull nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Seagull, any other communication alleging or concerning any material violation by Seagull or any of its Subsidiaries of, or responsibility or liability of Seagull or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Seagull, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Seagull or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Seagull Material Adverse Effect, nor does Seagull have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

                  (d) Seagull and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Seagull and its Subsidiaries; there are no pending or, to the knowledge of Seagull, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Seagull does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

                  (e) Without in any way limiting the generality of the foregoing, (i) to the knowledge of Seagull, all off-site locations where Seagull or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances are licensed disposal sites as required by law, (ii) to Seagull's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Seagull or any of its Subsidiaries are identified in Section 5.12 of the Seagull Disclosure Schedule and (iii) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by Seagull or any of its Subsidiaries except in compliance with Environmental Laws.

                  (f) There has been no discharge, release or disposal at any of the properties owned or operated by Seagull, its Subsidiaries, or a predecessor in interest, or to the knowledge of Seagull, at any disposal or treatment facility which received Hazardous Substances generated by Seagull, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a Seagull Material Adverse Effect.

                  (g) To Seagull's knowledge, no pending claims have been asserted or threatened to be asserted against Seagull or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Seagull or its Subsidiaries at property owned or operated by Seagull or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have a Seagull Material Adverse Effect.

         Section 5.13 Compliance with Applicable Laws. Seagull and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Seagull nor any of its Subsidiaries has received any notice from any Governmental Authority or person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Seagull Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

         Section 5.14 Insurance. Section 5.14 of the Seagull Disclosure Schedule lists each of the insurance policies relating to Seagull or its Subsidiaries which are currently in effect. Seagull has made available to OEI a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Seagull, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Seagull does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Seagull Material Adverse Effect. Section 5.14 of the Seagull Disclosure Schedule describes any self-insurance arrangements affecting Seagull or its Subsidiaries. The insurance policies listed in Section 5.14 of the Seagull Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Seagull and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Seagull and its Subsidiaries.

         Section 5.15  Labor Matters; Employees.

                  (a) Except as set forth in Section 5.15(a) of the Seagull Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Seagull, threatened against or affecting Seagull or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Seagull or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seagull or any of its Subsidiaries, (iii) none of the employees of Seagull or any of its Subsidiaries are represented by any labor organization and none of Seagull or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Seagull or any of its Subsidiaries nor does any question concerning representation exist concerning such employees,
(iv) Seagull and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Seagull or any of its Subsidiaries pending or, to the knowledge of Seagull, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Seagull or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Seagull or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

                  (b) Except as set forth in Section 5.15(b) of the Seagull Disclosure Schedule, since the enactment of the WARN Act, none of Seagull or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Seagull or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Seagull or any of its Subsidiaries, nor has Seagull or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Seagull Material Adverse Effect.

         Section 5.16  Reserve Reports.

                  (a) All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Seagull or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Seagull or its Subsidiaries) supplied to DeGolyer and McNaughton, Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers by or on behalf of Seagull and its Subsidiaries that was material to such firms' estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Seagull and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Seagull and its Subsidiaries as of December 31, 1997 by such engineering firms (collectively, the "Seagull Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Seagull Reserve Report) true and correct in all material respects and Seagull has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Seagull Reserve Report that would have a Seagull Material Adverse Effect.

                  (b) Set forth in Section 5.16(b) of the Seagull Disclosure
Schedule is a list of all material Oil and Gas Interests that were included in the Seagull Reserve Report that have been disposed of prior to the date of this Agreement.

         Section 5.17  Material Contracts.

                  (a) Set forth in Section 5.17(a) of the Seagull Disclosure
Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Seagull or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Seagull (the "Seagull Material Contracts").

                  (b) Except as set forth in Section 5.17(a) or 5.17(b) of the Seagull Disclosure Schedule, the Oil and Gas Interests of Seagull and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or
(ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $500,000. With respect to the Oil and Gas Interests of Seagull and its Subsidiaries, (A) all Seagull Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) Seagull is not in material breach or default with respect to, and to the knowledge of Seagull, no other party to any Seagull Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Seagull Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Seagull Material Contract contains any provision that prevents Seagull or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Seagull and its Subsidiaries in accordance with historical practices.

                  (c) As of the date of this Agreement, except as set forth in
Section 5.17(c) of the Seagull Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1996, (i) there are no material outstanding calls for payments that are due or which Seagull or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Seagull or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital pro jects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

                  (d) Except as set forth in Section 5.17(d) of the Seagull Disclosure Schedule, (i)) there are no provisions applicable to the Oil and Gas Interests of Seagull and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Seagull and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

         Section 5.18 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Seagull or its Subsidiaries will hold all of the Permits required or necessary to construct, run, operate, use and/or maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Seagull Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this
Section 5.18 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

         Section 5.19 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Seagull's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement are (a) the approval of this Agreement by the holders of two-thirds of the outstanding shares of Seagull Common Stock, and (b) the election of the directors contemplated by Section 7.12 by the holders of a plurality of shares of Seagull Common Stock represented in person or by proxy and voting with respect thereto (collectively, the "Seagull Stockholders' Approval").

         Section 5.20 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Seagull for inclusion in (a) the Proxy Statement/Prospectus to be filed by OEI and Seagull with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Seagull with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of OEI and Seagull, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 5.21 Intellectual Property. Seagull or its Subsidiaries own, or are licensed or other wise have the right to use, all Intellectual Property currently used in the conduct of the business of Seagull and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Seagull Material Adverse Effect. No person has notified either Seagull or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Seagull and its Subsidiaries that could have a Seagull Material Adverse Effect, and, to Seagull's knowledge, no person is infringing on any right of Seagull or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Seagull's knowledge, threatened that Seagull or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property.

         Section 5.22 Hedging. Section 5.22 of the Seagull Disclosure Schedule sets forth for the periods shown obligations of Seagull and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Seagull or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in
Section 5.22 of the Seagull Disclosure Schedule, as of the date of this Agreement, neither Seagull nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities.

         Section 5.23 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Warburg Dillon Read LLC, the fees and expenses of which will be paid by Seagull) is entitled to any brokerage, finder's fee or other fee or commission payable by Seagull or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seagull or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Warburg Dillon Read LLC (the "Seagull Engagement Letters") have been provided to OEI.

         Section 5.24 Tax Matters. Neither Seagull nor, to the knowledge of Seagull, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code. Without limiting the generality of the foregoing:

                  (a) In connection with the Merger, none of OEI Common Stock or OEI Preferred Stock will be acquired by Seagull or a person related (as defined in Treas. Reg. Section 1.368- 1(e)(3)) to Seagull for consideration other than Seagull Common Stock or Seagull Preferred Stock, respectively, except for any cash received in lieu of fractional share interests in Seagull Common Stock pursuant to Section 3.4 of this Agreement.

                  (b) Following the Merger, the Surviving Corporation will continue the historic business of OEI or use a significant portion of its assets in a business, within the meaning of Treas.
         Reg. Section 1.368-1(d).

                  (c) There is no intercorporate indebtedness existing between OEI and Seagull that was issued, acquired, or will be settled at a discount.

                  (d) Seagull will pay its own expenses incurred in connection with or as part of the Merger or related transactions. Seagull has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of OEI Common Stock or OEI Preferred Stock in connection with or as part of the Merger or any related transactions. Seagull has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of OEI Common Stock or OEI Preferred Stock.

                  (e) Seagull is not an "investment company" within the meaning of section 368(a)(2)(F) of the Code.

                  (f) Seagull has no plan or intention to sell or otherwise dispose of any of the assets of OEI except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled (within the meaning of section 368(c) of the Code) in each case by the transferor corporation, or to reacquire any of the Seagull Common Stock or Seagull Preferred Stock issued in the Merger.

         Section 5.25 Fairness Opinion. The Board of Directors of Seagull has received written opinions from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Warburg Dillon Read LLC to the effect that, as of the date of such opinions, the Common Stock Exchange Ratio is fair to the holders of Seagull Common Stock from a financial point of view. A true and complete copy of such opinions has been given to OEI.

         Section 5.26 Year 2000 Issues. The disclosures set forth in the Seagull SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true and correct in all material respects.

         Section 5.27 Regulation as a Utility. Seagull is regulated as a public utility by the APUC and in no other state and is considered a "public utility company" under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"). Alaska Pipeline Company, a wholly owned subsidiary of Seagull ("APC"), is an interstate pipeline regulated together with ENSTAR Natural Gas Company, a division of Seagull, by the APUC on a combined basis. Except as set forth in the preceding sentences of this Section 5.27 and except that certain gathering assets of Seagull are regulated by the Texas Railroad Commission, neither Seagull nor any "subsidiary company" or "affiliate" (as each such term is defined in the 1935 Act) of Seagull is subject to regulation as a public utility or public service company (or similar designation) by the Federal Energy Regulatory Commission or any municipality, locality, state in the United States or any foreign country.

         Section 5.28 Takeover Laws. Seagull and the Board of Directors of Seagull have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state, including, without limitation, the State of Texas, and including, without limitation, Article Thirteen of the TBCA.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1 Conduct of Business by OEI Pending the Merger. From the date hereof until the Effective Time, unless Seagull shall otherwise agree in writing, or except as set forth in the OEI Disclosure Schedule or as otherwise contemplated by this Agreement, OEI and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the OEI Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Seagull, which consent shall not be unreasonably withheld:

                  (a) Neither OEI nor its Subsidiaries will adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

                  (b) OEI will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of OEI or its Subsidiaries (except for normal quarterly dividends on the OEI Preferred Stock and intercompany dividends from direct or indirect wholly owned subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, OEI or any of its Subsidiaries, other than intercompany acquisitions of stock;

                  (c) OEI will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other person or acquire assets of any other person for aggregate consideration in excess of $10 million, or enter a new line of business or commence business operations in any country in which OEI is not operating as of the date of this Agreement except for countries listed on
Section 6.1(c) of the OEI Disclosure Schedule;

                  (d) Except as set forth in Section 6.1(d) of the OEI Disclosure Schedule, OEI will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among OEI and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $10 million (other than sales of hydrocarbons in the ordinary course of business);

                  (e) OEI will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

                  (f) Except as otherwise permitted by this Agreement, OEI will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the OEI SEC Reports or the OEI Disclosure Schedule), enter into any amendment of any term of any outstanding security of OEI or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 6.1(f) of the OEI Disclosure Schedule), fail to make any required contribution to any OEI Benefit Plan, increase compensation, bonus (except as set forth in Section 6.1(f) of the OEI Disclosure Schedule) or other benefits payable to, or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

                  (g) OEI will not change any method of accounting or accounting practice by OEI or any of its Subsidiaries, except for any such change required by GAAP;

                  (h) OEI will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

                  (i) OEI will not amend or otherwise change the terms of the OEI Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to OEI;

                  (j) Except as set forth in Section 6.1(j) of the OEI Disclosure Schedule, neither OEI nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $3.5 million unless the operation is a currently existing obligation of OEI or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

                  (k) Neither OEI nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the ordinary course of business in accordance with OEI's current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

                  (l) OEI will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of OEI hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

                  (m) Neither OEI nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by OEI or any Subsidiary, or amendments required by law to preserve the qualified status of an OEI Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of OEI or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any OEI Benefit Plan or trust created thereunder) in connection with which OEI or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any OEI Benefit Plan in a manner, or take any other action with respect to any OEI Benefit Plan, that could result in the liability of OEI or any Subsidiary to any person, (D) take any action that could adversely affect the qualification of any OEI Benefit Plan or its compliance with the applicable requirements of ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any OEI Benefit Plan, any agreement relating thereto or applicable law, OEI or any Subsidiary are required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any OEI Benefit Plan;

                  (n) Neither OEI nor any of its Subsidiaries will enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $300,000, other than pursuant to agreements or commitments existing on the date of this Agreement;

                  (o) OEI will not make any election under any of its stock option plans to pay cash in exchange for terminating awards under such plans; and

                  (p) OEI will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         Section 6.2 Conduct of Business by Seagull Pending the Merger. From the date hereof until the Effective Time, unless OEI shall otherwise agree in writing, or except as set forth in the Seagull Disclosure Schedule or as otherwise contemplated by this Agreement, Seagull shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of this Agreement. Except as set forth in the Seagull Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of OEI, which consent shall not be unreasonably withheld:

                  (a) Seagull will not, and will not permit its Subsidiaries to, adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents), except to the extent required to establish as a series of its preferred stock the Seagull Preferred Stock to be issued in the Merger;

                  (b) Seagull will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Seagull or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Seagull or any of its Subsidiaries, other than intercompany acquisitions of stock;

                  (c) Seagull will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other person or acquire assets of any other person for aggregate consideration in excess of $10 million, or enter a new line of business or commence business operations in any country in which Seagull is not operating as of the date of this Agreement;

                  (d) Except as set forth in Section 6.2(d) of the Seagull Disclosure Schedule, Seagull will not and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Seagull and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $10 million (other than sales of hydrocarbons in the ordinary course of business);

                  (e) Seagull will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

                  (f) Except as otherwise permitted by this Agreement, Seagull will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Seagull SEC Reports or the Seagull Disclosure Schedule), enter into any amendment of any term of any outstanding security of Seagull or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Seagull Benefit Plan, increase compensation, bonus (except as set forth in Section 6.2(f) of the Seagull Disclosure Schedule) or other benefits payable to, or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

                  (g) Seagull will not change any method of accounting or accounting practice by Seagull or any of its Subsidiaries, except for any such change required by GAAP; provided, however, that OEI acknowledges that, in connection with the transactions contemplated by this Agreement, Seagull intends to adopt the full cost method of accounting for its oil and gas activities;

                  (h) Seagull will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

                  (i) Seagull will not amend or otherwise change the terms of the Seagull Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Seagull;

                  (j) Neither Seagull nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interest that will individually cost in excess of $3.5 million unless the operation is a currently existing obligation of Seagull or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

                  (k) Neither Seagull nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Seagull's current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

                  (l) Seagull will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Seagull hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

                  (m) Neither Seagull nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Seagull or any Subsidiary, or amendments required by law to preserve the qualified status of a Seagull Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of Seagull or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction (either acting alone or in conjunction with any Seagull Benefit Plan or trust created thereunder) in connection with which Seagull or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of

Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any Seagull Benefit Plan in a manner, or take any other action with respect to any Seagull Benefit Plan, that could result in the liability of Seagull or any Subsidiary to any person, (D) take any action that could adversely affect the qualification of any Seagull Benefit Plan or its compliance with the applicable requirements or ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any Seagull Benefit Plan, any agreement relating thereto or applicable law, Seagull or any Subsidiary are required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Seagull Benefit Plan;

                  (n) Neither Seagull nor any of its Subsidiaries will enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $300,000, other than pursuant to agreements or commitments existing on the date of this Agreement;

                  (o) Seagull will not make any election under any of its stock option plans to pay cash in exchange for terminating awards under such plans; and

                  (p) Seagull will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.1 Access and Information. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated November 9, 1998 between Seagull and OEI (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement.

         Section 7.2  Acquisition Proposals.

                  (a) From the date of this Agreement until the termination hereof, Seagull and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly,
(i) take any action to solicit, initiate or encourage any Seagull Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Seagull or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, a Seagull Acquisition Proposal. Nothing contained in this Section 7.2(a) shall prohibit Seagull and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including without limitation nonpublic information to, or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire Seagull pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to a Seagull Acquisition Proposal is made by a third party that the Board of Directors of Seagull determines in good faith that the third party has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Seagull Acquisition Proposal, (B) the Board of Directors of Seagull, after duly considering the written advice of outside legal counsel to Seagull, determines in good faith that such action is required for the Board of Directors of Seagull to comply with its fiduciary duties to stockholders imposed by applicable law,
(C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person or entity Seagull provides written notice to OEI to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) Seagull uses all reasonable efforts to keep OEI informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides OEI copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that OEI agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to OEI pursuant to this clause (D), which confidentiality agreement shall be subject to OEI's disclosure obligations arising under applicable law or securities exchange regulations. The term "Seagull Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Seagull or any Seagull Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

                  (b) From the date of this Agreement until the termination hereof, OEI and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly,
(i) take any action to solicit, initiate or encourage any OEI Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to OEI or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, an OEI Acquisition Proposal. Nothing contained in this Section 7.2(b) shall prohibit OEI and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information, including without limitation nonpublic information to, or entering into negotiations with, any person or entity that has indicated its willingness to make an unsolicited bona fide proposal to acquire OEI pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) such unsolicited bona fide proposal relating to an OEI Acquisition Proposal is made by a third party that the Board of Directors of OEI determines in good faith that the third party has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such OEI Acquisition Proposal, (B) the Board of Directors of OEI, after duly considering the written advice of outside legal counsel to OEI, determines in good faith that such action is required for the Board of Directors of OEI to comply with its fiduciary duties to stockholders imposed by applicable law, (C) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such person or entity OEI provides written notice to Seagull to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (D) OEI uses all reasonable efforts to keep Seagull informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the person or entity with whom such negotiations or discussions are being held) and provides Seagull copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Seagull agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Seagull pursuant to this clause (D), which confidentiality agreement shall be subject to Seagull's disclosure obligations arising under applicable law or securities exchange regulations. The term "OEI Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving OEI or any OEI Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

         Section 7.3 Directors' and Officers' Indemnification and Insurance.

                  (a) For six years after the Effective Time, Seagull shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of OEI and its Subsidiaries or an employee of OEI or any of its Subsidiaries who acts as a fiduciary under any of the OEI Benefit Plans (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Seagull, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under Texas law or Seagull's articles of incorporation and bylaws and OEI's written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Texas law, Seagull's articles of incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Seagull and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. In the event that any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to OEI (if selected prior to the Effective Time) and Seagull (if selected after the Effective Time).

                  (b) Seagull shall maintain OEI's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that Seagull may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six year period shall not exceed $2,500,000. Additionally, Seagull shall maintain the UMC D&O Policy as currently in effect until March 27, 2003.

         Section 7.4 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including without limitation the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Seagull and OEI shall duly preserve all files, records or any similar items of Seagull or OEI received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

         Section 7.5  Expenses.

                  (a) Except as provided in paragraph (c) and Section 7.17, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Seagull and OEI for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and HSR, shall be allocated one-half each.

                  (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals, requisite HSR filings and all other matters related to the consummation of the transactions contemplated hereby.

                  (c) OEI agrees that, if (i) Seagull terminates this Agreement pursuant to Section 10.1(g) or (ii) OEI or Seagull terminates this Agreement pursuant to Section 10.1(h) or (iii) Seagull terminates this Agreement pursuant to Section 10.1(d) or Seagull terminates this Agreement pursuant to Section 10.1(b) at a time that an OEI Breach (as defined in Section 10.01(d)) exists and in each case described in clauses (i) and (iii) within nine months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute an OEI Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute an OEI Acquisition Proposal) for such a transaction is entered into or (C) (X) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of OEI then representing 50% or more of the combined power to vote generally for the election of directors and (Y) the Board of Directors of OEI has taken any action, including without limitation the redemption of the Rights under the OEI Rights Plan, or the amendment, termination or similar action with respect to the OEI Rights Plan for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then upon the first to occur of any such case OEI shall pay to Seagull a Termination Fee of $30 million, plus the reasonably documented Expenses of Seagull up to $2.5 million. In no event shall any such Termination Fee be payable in the event that the Seagull Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger or the stockholders of Seagull fail to give the Seagull Stockholders' Approval when the proposals contemplated thereby are properly submitted to a vote at the Seagull Special Meeting or any postponement or adjournment thereof.

                  (d) Seagull agrees that, if (i) OEI terminates this Agreement pursuant to Section 10.1(i) or (ii) Seagull or OEI terminates this Agreement pursuant to Section 10.1(j) or (iii) OEI terminates this Agreement pursuant to
Section 10.1(c) or OEI terminates this Agreement pursuant to Section 10.1(b) at a time that a Seagull Breach (as defined in Section 10.01(c)) exists and in each case described in clauses (i) and (iii) within nine months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Seagull Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute a Seagull Acquisition Proposal) for such a transaction is entered into or (C) (X) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Seagull then representing 50% or more of the combined power to vote generally for the election of directors and (Y) the Board of Directors of Seagull has taken any action, including without limitation the redemption of the Rights under the Seagull Rights Plan, or the amendment, termination or similar action with respect to the Seagull Rights Plan for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then upon the first to occur of any such case Seagull shall pay to OEI a Termination Fee of $30 million, plus the reasonably documented Expenses of OEI up to $2.5 million. In no event shall any such Termination Fee be payable in the event that the OEI Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger or the stockholders of OEI fail to give the OEI Stockholders' Approval when the proposals contemplated thereby are properly submitted to a vote at the OEI Special Meeting or any postponement or adjournment thereof.

         Section 7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

         Section 7.7 Publicity. Neither OEI, Seagull nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

         Section 7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of OEI and Seagull required so to vote.

         Section 7.9 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

         Section 7.10 Consents. Each of Seagull and OEI shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

         Section 7.11 Employee Matters; Benefit Plans. Seagull and OEI will evaluate their personnel needs and consider continuing the employment of certain employees of Seagull, OEI and its Subsidiaries on a case-by-case basis. Prior to the Effective Time, Seagull shall cause (a) each Seagull stock option plan and each Seagull severance agreement that contains a change of control provision and Seagull's Management Stability Plan to be amended to provide that the consummation of the transaction contemplated by this Agreement shall constitute a change of control for purposes thereunder and (b) each other Seagull Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than Seagull's Executive Supplemental Retirement Plan) to be amended to provide that all participants shall have a 100% vested and nonforfeitable interest in their accrued benefits thereunder as of the Effective Time. Prior to the Effective Time,

OEI shall cause (a) each OEI stock option plan and each OEI severance agreement that contains a change of control provision to be amended to provide that the consummation of the transaction contemplated by this Agreement shall constitute a change of control for purposes thereunder and (b) each other OEI Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than OEI's Executive Supplemental Retirement Plan) to be amended to provide that all participants shall have a 100% vested and nonforfeitable interest in their accrued benefits thereunder as of the Effective Time. After the Effective Time, Seagull will initially provide to any employees of Seagull, OEI and its Subsidiaries who are employed by Seagull as of the Effective Time (the "Retained Employees") the same base salary or wages provided to such employees prior to the Effective Time, subject to such changes in base salary or wages as shall be determined by Seagull after the Effective Time. Seagull shall take all actions necessary or appropriate to permit the Retained Employees to continue to participate from and after the Effective Time in the employee benefit plans or arrangements in which such Retained Employees were participating immediately prior to the Effective Time. Notwithstanding the foregoing, Seagull may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that Seagull shall (a) take all actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements comparable to those maintained with respect to the remainder of the Retained Employees (other than Seagull's Alaska division) (the "Replacement Plans"), (b) with respect to a Replacement Plan that is a group health plan (i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (c)(1) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Seagull, OEI, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Seagull, OEI and its Subsidiaries and (2) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Seagull, OEI, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Seagull, OEI or its Subsidiaries. At the Effective Time, Seagull shall assume the obligations of OEI under the OEI Benefit Plans. The terms of each such OEI Benefit Plan shall continue to apply in accordance with their terms. At the Effective Time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) ("OEI Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by OEI which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Seagull, in each case with such adjustments to the terms of such OEI Awards as are appropriate to preserve the value inherent in such OEI Awards with no detrimental effects on the holders thereof. The other terms of each OEI Award, and the plans or agreements under which they were issued, shall continued to apply in accordance with their terms.

         Section 7.12  Board, Committees and Executive Officers.

                  (a) Seagull shall take such action as shall be required to cause the Board of Directors of Seagull immediately after the Effective Time to have 15 members that are divided into three classes, Class I, Class II and Class III, which classes shall have the respective terms set forth in Seagull's Bylaws. Prior to the mailing to stockholders of the Proxy Statement/Prospectus,
(i) the Board of Directors of Seagull shall select from among the current members of the Board of Directors of Seagull seven (7) individuals (the "Seagull Director Nominees") for nomination as directors of Seagull, which nominees shall include James T. Hackett and Barry J. Galt, and (ii) the Board of Directors of OEI shall select from among the current members of the Board of Directors of OEI eight (8) individuals (the "OEI Director Nominees") for nomination as directors of Seagull, which nominees shall include John B. Brock, James C. Flores and James L. Dunlap. The OEI Director Nominees and the Seagull Director Nominees shall be nominated to stand for election as directors of Seagull at the Seagull Special Meeting by at least two-thirds of the Board of Directors of Seagull. If an individual so selected and nominated consents to serve as a director, Seagull shall use all reasonable efforts to cause such individual to be elected to its Board of Directors by the Seagull stockholders at the Seagull Special Meeting, effective as of the Effective Time, for a term expiring at Seagull's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of Seagull's Board of Directors. Each class shall consist of an equal, or as near as equal as possible, number of directors (as provided in Seagull's articles of incorporation and the TBCA) and the specific designation of OEI Director Nominees and Seagull Director Nominees to a particular class shall be determined by OEI and Seagull prior to the mailing to stockholders of the Proxy Statement/Prospectus; provided, however, that (i) James T. Hackett shall be designated by the Board of Directors of Seagull as a Class III Director and shall serve as President and Chief Executive Officer as of the Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the bylaws of Seagull in effect subsequent to the Effective Time and (ii) James C. Flores shall be designated by the Board of Directors of OEI as a Class III Director and shall serve as Chairman of the Board as of the Effective Time until the earlier of his resignation or removal or until his successor is duly elected and qualified in accordance with the bylaws of Seagull in effect subsequent to the Effective Time. If at any time prior to the Effective Time, any OEI Director Nominee or Seagull Director Nominee shall be unable to serve as a director at the Effective Time, the respective Board of Directors that designated such individual as provided herein shall designate another individual to serve in such individual's place; provided that in the event James C. Flores is unable to serve as Chairman of the Board, James T. Hackett shall serve as Chairman of the Board as of the Effective Time until his successor is duly elected and qualified in accordance with the bylaws of Seagull in effect subsequent to the Effective Time; provided, further, in the event James T. Hackett is unable to serve as President and Chief Executive Officer, James C. Flores shall serve as President and Chief Executive Officer of the Company as of the Effective Time until his successor is duly elected and qualified in accordance with the bylaws of Seagull in effect subsequent to the Effective Time.

                  (b) The composition of the committees of the Board of Directors of Seagull immediately subsequent to the Effective Time (including the respective chairmen thereof) shall be as designated prior to the Effective Time in the manner set forth below until the earlier of the resignation or removal of any individual so designated or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if at any time prior to the Effective Time any director nominee designated as a member of a committee shall be unable to serve as a member of a committee (including as a chairman of any committee) at the Effective Time, the respective Board of Directors that designated such individual as provided herein (or in the case of Messrs. Flores and Hackett, the respective Board of Directors on which they presently serve) shall designate another individual to serve in such individual's place. After the Effective Time, (i) a majority of the members of the Executive Committee of the Seagull Board of Directors shall be OEI Director Nominees and the chairman of such committee shall be a Seagull Director Nominee,
(ii) a majority of the members of the Audit Committee of the Seagull Board of Directors shall be Seagull Director Nominees and the chairman of such committee shall be a Seagull Director Nominee, (iii) a majority of the members of the Compensation Committee of the Seagull Board of Directors shall be Seagull Director Nominees and the chairman of such committee shall be an OEI Director Nominee, and (iv) a majority of the members of the Nominating Committee of the Seagull Board of Directors shall be OEI Director Nominees and the chairman of such committee shall be an OEI Director Nominee.

                  (c) Subsequent to the Effective Time, those individuals set forth on Exhibit 7.12(c) hereto shall be executive officers of Seagull having the titles and positions set forth opposite their respective names on such Exhibit until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. Prior to the Effective Time, Seagull and OEI may mutually agree to designate additional individuals to serve as executive officers of Seagull subsequent to the Effective Time. Subject to Section 7.12(a), if any executive officer set forth on Exhibit 7.12(c) or designated in accordance with this
Section 7.12(c) ceases to be a full-time employee of either Seagull or OEI (or otherwise declines to serve in such designated capacity) at or before the Effective Time, Seagull and OEI will agree upon another person to serve in such person's stead or agree to leave such office vacant through the Effective Time.

         Section 7.13  Stockholders Meetings.

                  (a) OEI shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "OEI Special Meeting") for the purpose of securing the OEI Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of OEI that its stockholders approve and adopt this Agreement and the transactions contemplated hereby, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the this Agreement and the transactions contemplated hereby and to secure the OEI Stockholders' Approval, and (iv) cooperate and consult with Seagull with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(a) shall prohibit the OEI Board of Directors from failing to make or from withdrawing or modifying its recommendation to the OEI stockholders hereunder if the Board of Directors of OEI, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

                  (b) Seagull shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Seagull Special Meeting") for the purpose of securing the Seagull Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Seagull Board of Directors that its stockholders approve this Agreement and the election of directors described in Section 7.12 and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and the election of directors described in Section 7.12 and to secure the Seagull Stockholders' Approval, and (iv) cooperate and consult with OEI with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(b) shall prohibit the Seagull Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Seagull stockholders hereunder if the Board of Directors of Seagull, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

                  (c) The Seagull Special Meeting and the OEI Special Meeting shall be held on the same day unless otherwise agreed by Seagull and OEI.

         Section 7.14 Preparation of the Proxy Statement/Prospectus and Registration Statement.

                  (a) Seagull and OEI shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy Statement/Prospectus, Seagull shall file with the SEC the Registration Statement containing the Proxy Statement/Prospectus so long as Seagull shall have provided to OEI a copy of the Registration Statement containing the Proxy Statement/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with the SEC shall be determined jointly by Seagull and OEI. Each of Seagull and OEI shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Seagull shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Seagull Common Stock in the Merger and OEI shall furnish all information concerning OEI and the holders of shares of OEI capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Seagull and OEI shall cause the Proxy Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. Seagull shall advise OEI and OEI shall advise Seagull, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Seagull Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (b) Following receipt by KPMG Peat Marwick LLP, Seagull's independent auditors, of an appropriate request from OEI pursuant to SAS No. 72, Seagull shall use all reasonable efforts to cause to be delivered to OEI a letter of KPMG Peat Marwick LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to OEI, in form and substance reasonably satisfactory to OEI and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

                  (c) Following receipt by Arthur Andersen LLP, OEI's independent auditors, of an appropriate request from Seagull pursuant to SAS No. 72, OEI shall use all reasonable efforts to cause to be delivered to Seagull a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Seagull, in form and substance satisfactory to Seagull and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

         Section 7.15 Stock Exchange Listing. Seagull shall use all reasonable efforts to cause the Seagull Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange (the "NYSE") prior to the Effective Time, in each case, subject to official notice of issuance and shall use all reasonable efforts (with OEI's cooperation) to assume OEI's NYSE ticker symbol.

         Section 7.16 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

                           (i) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                           (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10 or 5.12 or which relate to the consummation of the transactions contemplated by this Agreement;

                           (iv) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

                           (v) any OEI Material Adverse Effect or Seagull Material Adverse Effect or the occurrence of any event which is reasonably likely to result in an OEI Material Adverse Effect or a Seagull Material Adverse Effect, as the case may be.

         Section 7.17 Site Inspections. Subject to compliance with applicable law (including applicable Environmental Laws), from the date hereof until the Effective Time, each of the parties hereto may undertake (at that party's sole cost and expense) an environmental assessment or assessments (an "Assessment") of any other party's operations, business and/or properties that are the subject of this Agreement. An Assessment may include, but not be limited to, a review of permits, files and records, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "Inspecting Party") shall confer with the party whose operations, business or property is the subject of such Assessment (the "Inspected Party") regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to avoid interference with the Inspected Party's operations or business. The Inspected Party shall cooperate in good faith with the Inspecting Party's effort to conduct an Assessment.

         Section 7.18  Affiliate Agreements; Tax Treatment.

                  (a) OEI shall identify in a letter to Seagull all persons who are, on the date hereof, "affiliates" of OEI, as such term is used in Rule 145 under the Securities Act. OEI shall use all reasonable efforts to cause its respective affiliates to deliver to Seagull not later than 10 days prior to the date of the OEI Special Meeting, a written agreement substantially in the form attached hereto as Exhibit 7.18, and shall use all reasonable efforts to cause persons who become "affiliates" after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

                  (b) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

         Section 7.19 Stockholder Litigation. Each of Seagull and OEI shall give the other the reasonable opportunity to participate in the defense of any litigation against Seagull or OEI, as applicable, and its directors relating to the transactions contemplated by this Agreement.

         Section 7.20 Indenture Matters. Seagull and OEI shall, and shall cause their respective Subsidiaries to, take all actions that are necessary or appropriate (as mutually agreed by Seagull and OEI) in order for Seagull, OEI and certain of their Subsidiaries, as applicable, to assume, guarantee or modify as appropriate the agreements governing the outstanding publicly held debt securities of OEI, Seagull and APC referred to in the OEI SEC Reports and the Seagull SEC Reports in order to avoid defaults thereunder.

         Section 7.21 Credit Facility. Seagull and OEI shall use all reasonable efforts, and shall cooperate, to obtain as promptly as practicable commitments from financing sources to refinance the existing bank credit facilities of OEI, Seagull and their respective Subsidiaries (excluding, in the case of OEI, Havre Pipeline Company L.L.C.).

         Section 7.22 Seagull Rights Plan. On or prior to the termination date of the Seagull Rights Plan, Seagull shall take all actions as shall be necessary to extend the term of the Seagull Rights Plan for a period of ten years or to adopt a new stockholders' right plan with such terms and conditions as are reasonably acceptable to OEI.

         Section 7.23 Registration Rights Agreements. The Registration Rights Agreement dated as of August 11, 1996, as amended, among OEI, James C. Flores and the Flores Family Limited Partnership and the Registration Rights Agreement dated as of August 11, 1996, as amended, among OEI, William W. Rucks, IV and the Rucks Family Limited Partnership, shall be assumed by Seagull as of the Effective Time and shall apply to the Seagull Common Stock to be substituted for the OEI Common Stock to which such agreements apply.

         Section 7.24 Employment Agreements and Severance Agreements. Seagull shall assume the obligations under the employment agreements and severance agreements to which OEI is a party or is otherwise subject, to the extent such agreements are listed on Section 4.11 of the OEI Disclosure Schedule.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The OEI Stockholders' Approval and the Seagull Stockholders' Approval shall have been obtained.

                  (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Merger.

                  (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

                  (d) Each of OEI and Seagull shall have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated hereby.

                  (e) The shares of Seagull Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (f) Any consent or approval required with respect to the transactions contemplated by this Agreement from the APUC shall have been obtained on terms reasonably satisfactory to Seagull and OEI.

                  (g) Any applicable waiting period under the HSR Act shall have expired or been terminated.

         Section 8.2 Conditions to the Obligations of Seagull. The obligation of Seagull to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) OEI shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of OEI contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the OEI Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Seagull shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of OEI as to the satisfaction of this condition.

                  (b) All proceedings to be taken by OEI in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by OEI in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Seagull and its counsel.

                  (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of OEI and its Subsidiaries, taken as a whole, that would constitute an OEI Material Adverse Effect, other than any such change that affects both Seagull and OEI in a substantially similar manner.

                  (d) Seagull shall have received an opinion from Vinson & Elkins L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Seagull and OEI will each be a party to that reorganization, and (iii) no gain or loss will be recognized by Seagull or OEI by reason of the Merger.

         Section 8.3 Conditions to the Obligations of OEI. The obligation of OEI to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Seagull shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Seagull contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Seagull Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and OEI shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Seagull as to the satisfaction of this condition.

                  (b) All proceedings to be taken by Seagull in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Seagull in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to OEI and its counsel.

                  (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Seagull and its Subsidiaries, taken as a whole, that would constitute a Seagull Material Adverse Effect, other than any such change that affects both Seagull and OEI in a substantially similar manner.

                  (d) OEI shall have received an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) OEI and Seagull will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the stockholders of OEI upon the receipt of shares of Seagull Common Stock in exchange for shares of OEI Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests.

                  (e) The members of the Board of Directors of Seagull immediately prior to the Effective Time who are not elected to the Board of Directors of Seagull at the Seagull Special Meeting shall have resigned or been removed from the Board of Directors of Seagull effective as of the Effective Time.

                                   ARTICLE IX

                                    SURVIVAL

         Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

         Section 9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of OEI or Seagull:

                  (a) by the mutual written consent of Seagull and OEI;

                  (b) by either Seagull or OEI if the Effective Time shall not have occurred on or before April 14, 1999 (the "Termination Date"); provided that either party may extend the Termination Date until no later than August 30, 1999 if (i) all the conditions to consummation of the Merger set forth in
Article VIII hereof have either been satisfied or are then capable of being satisfied by such date, other than the condition set forth in Section 8.1(f), and (ii) such party believes that there is a reasonable probability that such condition will be satisfied by or before such extended Termination Date; and provided, further, that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

                  (c) by OEI if there has been a material breach by Seagull of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Seagull of notice of such breach (an "Seagull Breach");

                  (d) by Seagull, if there has been a material breach by OEI of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by OEI of notice of such breach (an "OEI Breach");

                  (e) by either OEI or Seagull, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

                  (f) by either OEI or Seagull, if the stockholder approvals referred to in Section 7.13 shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

                  (g) by Seagull, if (i) the Board of Directors of OEI withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Seagull or shall have resolved to do any of the foregoing or the Board of Directors of OEI shall have recommended to the stockholders of OEI any OEI Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of OEI then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of OEI does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

                  (h) by OEI or Seagull, if OEI accepts an OEI Superior Proposal and makes payment as required pursuant to Section 7.5 of this Agreement and of the Expenses for which OEI is responsible under Section 7.5 of this Agreement. For purposes of this Agreement, "OEI Superior Proposal" means an unsolicited bona fide proposal made by a third party relating to an OEI Acquisition Proposal on terms that the Board of Directors of OEI determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of OEI's outside counsel; provided, however, that OEI shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) unless it has used all reasonable efforts to provide Seagull with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such OEI Acquisition Proposal; provided further, that prior to any such termination, OEI shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Seagull to make such adjustments in the terms and conditions of this Agreement as would enable OEI to proceed with the transactions contemplated herein, and it is acknowledged by Seagull that such negotiations with Seagull shall be conducted in a manner consistent with the fiduciary duties of the OEI Board of Directors;

                  (i) by OEI, if (i) the Board of Directors of Seagull withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to OEI or shall have resolved to do any of the foregoing or the Board of Directors of Seagull shall have recommended to the stockholders of Seagull any Seagull Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Seagull then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of Seagull does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer;

                  (j) by Seagull or OEI, if Seagull accepts a Seagull Superior Proposal and makes payment as required pursuant to Section 7.5 of this Agreement and of the Expenses for which Seagull is responsible under Section 7.5 of this Agreement. For purposes of this Agreement, "Seagull Superior Proposal" means an unsolicited bona fide proposal made by a third party relating to a Seagull Acquisition Proposal on terms that the Board of Directors of Seagull determines it cannot reject in favor of the Merger, based on applicable fiduciary duties and the advice of Seagull's outside counsel; provided, however, that Seagull shall not be permitted to terminate this Agreement pursuant to this Section 10.1(j) unless it has used all reasonable efforts to provide OEI with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Seagull Acquisition Proposal; provided further, that prior to any such termination, Seagull shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with OEI to make such adjustments in the terms and conditions of this Agreement as would enable Seagull to proceed with the transactions contemplated herein, and it is acknowledged by OEI that such negotiations with OEI shall be conducted in a manner consistent with the fiduciary duties of the Seagull Board of Directors.

         Section 10.2 Effect of Termination. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Sections 7.5, 7.7, 11.8 and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.


                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

                  To Seagull:

                           Seagull Energy Corporation
                           1001 Fannin, Suite 1700
                           Houston, Texas 77002
                           Attention: James T. Hackett
                           Facsimile No.:  (713) 951-4790

                           With a copy to:

                           Vinson & Elkins L.L.P.
                           2300 First City Tower
                           1001 Fannin
                           Houston, Texas  77002-6760
                           Attention:  J. Mark Metts
                           Facsimile No.:  (713) 615-5605

                  To OEI:

                           Ocean Energy, Inc.
                           1201 Louisiana, Suite 1400
                           Houston, Texas 77002
                           Attention:  Robert K. Reeves
                           Facsimile No.:  (713) 420-1182

                           With a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1700 Pacific Avenue, Suite 4100
                           Dallas, Texas 75201-4675
                           Attention: Michael E. Dillard, P.C.
                           Facsimile No.:  (214) 969-4343

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or
(iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

         Section 11.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         Section 11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

         Section 11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

         Section 11.6 Entire Agreement. This Agreement and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

         Section 11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Texas, without reference to rules relating to conflicts of law.

         Section 11.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         Section 11.9 No Third Party Beneficiaries. Except as provided in
Section 7.3, no person or entity other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

         Section 11.10 Disclosure Schedules. The disclosures made on any disclosure schedule, including the OEI Disclosure Schedule and the Seagull Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have an OEI Material Adverse Effect or a Seagull Material Adverse Effect, as applicable.

         Section 11.11 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Seagull and OEI and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Seagull and OEI with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Seagull there shall be no amendment or change to the provisions hereof with respect to the Common Stock Exchange Ratio that is adverse to the stockholders of Seagull without further approval by the stockholders of Seagull, and following approval and adoption of this Agreement by the stockholders of OEI there shall be no amendment or change to the provisions hereof with respect to the Common Stock Exchange Ratio that is adverse to the stockholders of OEI without further approval by the stockholders of OEI.

         Section 11.12 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

                  (a) extend the time for the performance of any of the obligations or acts of the other party;

                  (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

                  (c) subject to the proviso of Section 11.11 waive compliance with any of the agreements or conditions of the other party contained herein.

         Notwithstanding the foregoing, no failure or delay by Seagull or OEI in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                           SEAGULL ENERGY CORPORATION


                           By: /s/ JAMES T. HACKETT
                              --------------------------------------
                               James T. Hackett
                               President and Chief Executive Officer



                           OCEAN ENERGY, INC.

                           By: /s/ JAMES C. FLORES
                              --------------------------------------
                               James C. Flores
                               President and Chief Executive Officer

                                                                EXHIBIT 7.12(C)

                               EXECUTIVE OFFICERS


James C. Flores - Chairman of the Board
James T. Hackett - President and Chief Executive Officer
James L. Dunlap - Vice Chairman
William L. Transier - Executive Vice President and Chief Financial Officer Robert K. Reeves - Executive Vice President and General Counsel

                                                                   EXHIBIT 7.18

                           FORM OF AFFILIATE AGREEMENT


Seagull Energy Corporation
1001 Fannin, Suite 1700
Houston, Texas 77002

Gentlemen:

         Reference is made to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 24, 1998 between Seagull Energy Corporation, a Texas corporation ("Seagull") and Ocean Energy, Inc., a Delaware corporation ("OEI"), pursuant to which OEI will be merged with and into Seagull. Pursuant to the terms and conditions of the Merger Agreement, upon consummation of the transactions contemplated thereby, each share of Common Stock, par value $.01 per share, of OEI owned by the undersigned as of the Effective Time (as defined in the Merger Agreement) will be converted into and exchangeable for certain shares of the common stock, par value $.10 per share, of Seagull (the "Seagull Common Stock").

         The undersigned understands that the he may be deemed to be an "affiliate" of OEI for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.18 of the Merger Agreement.

         With respect to such shares of Seagull Common Stock as may be received by the undersigned pursuant to the Merger Agreement (the "Shares"), the undersigned represents to and agrees with Seagull that:

                  A. The undersigned will not make any offer to sell or any sale or other disposition of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including without limitation Rule 145, and will hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

                  B. The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement will be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an "affiliate" of OEI, any public reoffering or resale by the undersigned of any of the Shares will, under current law, require either (i) the further registration under the Act of the Shares to be sold, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

                  C. The undersigned also understands that, if Seagull should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to its transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:

                           "The securities represented by this certificate were issued in a transaction under Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), and may be sold, transferred or otherwise disposed of only upon receipt by the Corporation of an opinion of counsel acceptable to it that the securities are being sold in compliance with the limitations of Rule 145 or that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

         Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of OEI for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.


                                             Very truly yours,



                                             --------------------------------
                                                       Signature

                                             --------------------------------
                                                          Name

                                             --------------------------------
                                                          Date



                                        2